UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2007 (October 30, 2007)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 30, 2007, King Pharmaceuticals Research and Development, Inc. (“King”), a wholly owned subsidiary of King Pharmaceuticals, Inc., and Acura Pharmaceuticals, Inc. (“Acura”) entered into a License, Development and Commercialization Agreement (the “Agreement”) to develop and commercialize certain opioid analgesic products utilizing Acura’s proprietary Aversion® (abuse deterrent) Technology in the United States, Canada and Mexico (the “Territory”). The Agreement provides King with an exclusive license in the Territory for Acurox™ (oxycodone HCl and niacin) tablets (formerly known as OxyADF) and another undisclosed opioid product utilizing Acura’s Aversion® Technology (the “Licensed Products”) . In addition, the Agreement provides King with an option to license in the Territory all future opioid analgesic products developed utilizing Acura’s Aversion® Technology (the “Future Products”). King’s right to develop, manufacture and sell such Future Products is subject to King’s exercise of its option rights for such Future Product within 60 days after King’s receipt of certain data from Acura demonstrating that such Future Product has achieved Proof of Concept (as defined in the Agreement). The Licensed Products and the Future Products are referred to herein collectively as the Products. The Agreement will become effective upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     In accordance with the Agreement, King and Acura will form a joint steering committee to coordinate product development, regulatory and commercialization strategies. Acura will retain responsibility, in consultation with King, for all development and regulatory activities for Acurox™ tablets through regulatory approval by the FDA of the new drug application (“NDA”) for such product candidate. With respect to all other products subject to the Agreement, King will be responsible for development and regulatory activities following either acceptance of an Investigational New Drug Application by the U.S. Food and Drug Administration or Acura’s demonstration of certain stability and pharmacokinetic characteristics for each product. Assuming King timely exercises its option relating to a Future Product, King thereafter will be responsible for all development and regulatory activities relating to such Future Product. King is responsible for all manufacturing and commercialization activities in the Territory for the Licensed Products and for the Future Products for which it has exercised its option. King will have final decision making authority with respect to all development and commercialization activities for all Products subject to the Agreement.
     Acura retains all rights to the Aversion® Technology outside of the Territory and for the development, manufacture and sale in the Territory of products not licensed to King pursuant to the Agreement. Additionally, in the absence of King’s timely exercise of its option for Future Product, all rights to such Future Product shall be retained by Acura. King will own all clinical data and results, and regulatory submissions related to all Products developed under the Agreement, provided that Acura will have access to such clinical data and regulatory submissions on a royalty-free basis for use in its retained rights.
     Under the terms of the Agreement, King will make a non-refundable cash payment of $30 million to Acura upon the satisfaction of closing conditions and the effectiveness of the Agreement. King may make additional non-refundable cash milestone payments to Acura based on the successful achievement of certain clinical and regulatory milestones for Acurox™ tablets and for each other Product developed under the Agreement. King may also make an additional $50 million non-refundable cash milestone payment to Acura when the aggregate net sales of all Products developed under the Agreement reach $750 million. In addition, King will make royalty payments to Acura ranging from 5% to 25% based on the combined annual net sales of all Products developed under the Agreement. King’s royalty payment obligations commence on the first anniversary of the first commercial sale of a Product and expire on the later of the expiration of the last to expire valid patent claim covering such product or 15 years from the first commercial sale of such Product in such country.
     King will reimburse Acura on a quarterly basis during the term of the Agreement for its expenses incurred to develop the Licensed Products, consisting of all of Acura’s out-of-pocket expenses and internal research and development staff costs allocated to the development of such products. Acura’s development expenses to be funded by King include those relating to (i) Acurox™ tablets commencing September 19, 2007, (ii) qualifying a third-party supplier of the products, (iii) successfully achieving Proof of Concept for any Future Product for which King does not exercise its option to license such Future Product in the Territory, and (iv) product line extensions (as defined) for a Product as agreed to by the parties.
     The foregoing provides only a brief summary of selected provisions of the Agreement and is qualified in its entirety by reference to the text of the Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference. A copy of the press release issued in connection with the parties’ announcement of the Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 30, 2007, the Compensation and Human Resources Committee of the Board of Directors of King approved the amended King Pharmaceuticals, Inc. Deferred Compensation Plan (the “Plan”), a non-qualified tax-deferred compensation program which applies to certain executive officers of King, including the Chief Executive Officer and the other executive officers for whom compensation information was provided in the proxy statement related to the Company’s 2007 annual meeting of shareholders. The Plan provides a tax-favorable vehicle for deferring cash compensation, including base salary and awards pursuant to the King Pharmaceuticals, Inc. Executive Management Incentive Award program. Under the Plan, an executive may defer up to 75% of his or her base salary and up to 90% of annual incentive pay. King may make discretionary matching contributions or other discretionary employer contributions to the Plan on behalf of participants. Employer contributions made to the Plan are subject to a vesting schedule determined by King at the time such contributions are credited to a participant’s account. A participant will become 100% vested in any employer contributions credited to his or her account upon the participant’s death, disability or a change in control (as defined in the Plan). Deferred balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among eleven available funds and twelve age-based target date retirement portfolios. Deferred amounts are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to ten years upon separation from service or up to five years for scheduled in-service withdrawals.
     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan attached hereto as Exhibit 10.2.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

10.1	License, Development and Commercialization Agreement dated October 30, 2007 between King and Acura

10.2	King Pharmaceuticals, Inc. Deferred Compensation Plan

99.1	Press Release of King dated October 30, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2007	KING PHARMACEUTICALS, INC.
	By:	/s/ Joseph Squicciarino
Joseph Squicciarino
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
10.1	License, Development and Commercialization Agreement dated October 30, 2007 between King and Acura*

10.2	King Pharmaceuticals, Inc. Deferred Compensation Plan

99.1	Press Release of King dated October 30, 2007
* Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.